Exhibit 8.2

Navios Maritime Partners L.P.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Re:	Navios Maritime Partners L.P. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States (“U.S.”) tax counsel to Navios Maritime Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-3 (the “Registration Statement”), as filed with the Commission on April 30, 2020 and as it may thereafter be amended and supplemented, relating to the registration of an aggregate amount of $500,000,000 of the Partnership’s securities referenced therein (the “Securities”). The Securities may be issued and sold from time to time by the Partnership after the Registration Statement, to which this opinion is an exhibit, becomes effective. In so acting, we have examined the Registration Statement, a tax representation letter of the Partnership of even date herewith (the “Tax Certificate”) and such other corporate records, documents, certificates and other instruments as we considered necessary or appropriate for the purposes of this opinion.

You have requested our opinion regarding certain U.S. federal income tax considerations that may be relevant to prospective common unit holders. In rendering our opinion, we have examined and relied upon the truth, accuracy, and completeness of the facts, statements and representations contained in (i) the Registration Statement, (ii) the Tax Certificate, and (iii) such other documents, certificates, records, statements and representations made by the Partnership as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have not, however, undertaken an independent investigation of any factual matter set forth in any of the foregoing.

In addition, we have assumed, with your permission, that (i) the statements and representations concerning the Partnership and its operations contained in the Registration Statement and the statements and representations contained in the Tax Certificate are true, correct and complete and will remain true, correct and complete at all relevant times, (ii) the authenticity of original documents submitted to us and the conformity to the originals of documents submitted to us as copies and (iii) any statement or representation contained in the Tax Certificate with the qualification “to the knowledge of,” or “is expected,” or other similar qualification, is true, correct and complete and will remain true, correct and complete at all relevant times, in each case without such qualification.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, we hereby confirm that the statements of legal conclusions relating to matters of U.S. federal income tax law as set forth in the Registration Statement under the headings (i) “Risk Factors” – (a)” U.S. tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse U.S. federal income tax consequences to U.S. unitholders,” (b) “We may have to pay tax on U.S. – source income, which would reduce our earnings,” and (c) “Actions taken by holders of our common units could result in our being treated as a ‘controlled foreign corporation,’ which could have adverse U.S. federal income tax consequences to certain U.S. holders,” and (ii) “Material U.S. Federal Income Tax Considerations” constitute the opinions of Thompson Hine LLP with respect to the matters set forth therein as of the effective date of the Registration Statement.

4818-4336-5562.3

Navios Maritime Partners L.P.

Our opinions and the tax discussion as set forth in or incorporated by reference into the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

The foregoing opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion is limited to the laws of the U.S., and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion speaks as of the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7(a) of the Act or the rules and regulations of the Commission.

Very truly yours, /s/ Thompson Hine LLP THOMPSON HINE LLP